EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896), Form S-1 (File Nos. 333-201334, 333- 219589 and 333-205832), and Form S-3 (File No. 333-211151) of Aethlon Medical, Inc. of our report dated June 8, 2018 relating to the consolidated financial statements of Aethlon Medical, Inc. and subsidiary (collectively the “Company”) appearing in the Annual Report on Form 10-K of Aethlon Medical, Inc. and subsidiary for the year ended March 31, 2018.

/s/ Squar Milner LLP

San Diego, California

June 8, 2018